SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	June 24, 2014

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[  ]   Written communication pursuant to Rule 425 under the Securities Act;
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[  ]   Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[  ]   Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities

On June 24, 2014, Omagine Inc. issued and sold 362,308 restricted shares of Common Stock (the “Shares”) to a non-U.S. accredited investor, Roger Tempest, for proceeds of 250,000 British Pounds Sterling (equivalent to approximately $422,100).

In connection with his subscription for the Shares, the Company also issued Mr. Tempest a warrant, valid for two years, and exercisable for the purchase of one million (1,000,000) shares of Common Stock at a per share exercise price equal to the greater of (a) $1.00 per share, or (b) eighty percent (80%) of the closing sale price of the Common Stock on the trading day immediately preceding the relevant exercise date.

Management views this investment by Mr. Tempest to be a strategically positive event for the Company. Mr. Tempest is the scion of a distinguished British family dating back over 900 years (See: http://www.broughtonhall.co.uk/broughton-hall/), a member of the House of Lords in the British Parliament and a well-known and respected businessman. He owns, among other diverse investments, an 83 year lease on 2.48 million square meters (approximately 613 acres) of land near Leptis Magna in Libya (the “Leptis Site”). The Leptis Site has 3 kilometers (approximately 1.9 miles) of white sandy beachfront land on the southern coast of the Mediterranean Sea and is approximately 70 kilometers (43 miles) from Libya’s capital city of Tripoli. The Leptis Site is presently approved by the Libyan Government for the development of 7 hotels and 2,500 residential units.

Leptis Magna contains the oldest Roman ruins outside of Italy and is a UNESCO World Heritage Site (See: http://whc.unesco.org/en/list/183). It is an ancient seaport and trading center on the Mediterranean coast of North Africa, near present-day al-Khums in Libya. Founded by the Phoenicians, it became one of the three chief cities of Tripolitania and was later a Roman colony.

Management of the Company has long-standing business and personal relationships with many persons in present day Libya and Mr. Tempest has expressed a strong interest in a future collaboration with Omagine, Inc. on the development of the Leptis Site. No terms of any such possible collaboration have yet been discussed but we view this potential prospect (provided political stability returns to Libya) as an extraordinary opportunity for the Company to execute another cultural-heritage real-estate project in a uniquely historic location.

Item 8.01 – Other Events

In its continuing effort to provide maximum visibility into the process currently underway with respect to the Development Agreement (“DA”) signing by Omagine LLC and MOT, the Company is providing the following information to its shareholders:

As previously reported:

On June 8, 2014, Mr. Drohan was notified by His Excellency Ahmed Al-Mahrizi, the Minister of Tourism that:

i.	the MOT review of the DA was finished,

ii.	MOT agreed on everything in the DA,

iii.	he (the Minister) was ready to sign the DA,

iv.	the new Krooki (land deed) had not yet been issued, and

v.	Mr. Hilal Al-Hinai of MOT would contact us soon regarding setting a DA signing date.

On June 9, 2014, Mr. Drohan received an email from Mr. Hilal Al-Hinai indicating that the DA review by MOT was complete but that there was one more paper (the “MOT Letter”) required to be agreed and signed by Omagine LLC. Management was unaware of the precise nature of the MOT Letter but expected its contents to be non-controversial.

Subsequently:

On June 20, 2014, Mr. Sam Hamdan, the Deputy Managing Director of Omagine LLC had a telephone conversation with Mr. Hilal Al-Hinai of MOT.  Mr. Al-Hinai informed Mr. Hamdan that:

i.
The MOT Letter is nothing but an agreement that Omagine LLC is committed to the timelines stated in the DA. It contains nothing outside the scope of the DA and all developers are now being asked to sign such letters, and

ii.
The MOT Letter has been sent to H.E. Mahrizi for his final approval and comment, if any, and after H.E. approves the letter and Omagine LLC signs it – then MOT will immediately thereafter sign the DA, and

iii.	The new Krooki (land deed) for the Omagine Site has now been issued by the Ministry of Housing and is in MOT’s possession, and

iv.	MOT has printed the DA in anticipation of having it signed.

Mr. Hilal indicated that he believed all of the above would be accomplished and the DA would be signed  “in the next two or three weeks” - but he - “didn’t want to give a specific date until he heard back from His Excellency” -  and he closed his conversation with Mr. Hamdan by stating: “Don’t worry Sam, the DA will be signed as promised”.

Past experience indicates that caution should be exercised in making any assumptions until the DA is actually signed by the parties. In light of such past experience, we caution investors that we cannot give any assurance that the DA will be signed by the parties until it is actually signed by them.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements.

Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement and the Usufruct Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty of success associated with Omagine LLC’s ongoing efforts (including the many delays as described in our previous SEC Reports) to sign the Development Agreement and the Usufruct Agreement with the Government of the Sultanate of Oman.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:                   June 24, 2014

Omagine, Inc.
(Registrant)

By:	/s/ Frank J. Drohan
Frank J. Drohan,
Chairman of the Board, President and Chief Executive Officer

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